Exhibit 99.1

AGILE SOFTWARE PROVIDES UPDATE ON STOCK OPTION REVIEW

ANNOUNCES NASDAQ CONTINUED LISTING

Agile Software Corporation (NASDAQ: AGIL) today announced an update on the on-going review of the Company’s stock option grant practices and related accounting issues. The review is being conducted by a Special Committee of the Company’s Board of Directors, consisting of an independent director (the “Special Committee”), with the assistance of independent outside legal counsel.

At this time, the Special Committee has not completed its work, nor has it reached final conclusions. However, the Special Committee has reached a conclusion that incorrect measurement dates for certain stock option grants were used for financial accounting purposes. Accordingly, the Company expects to recognize non-cash, pre-tax, charges for stock-based compensation expense for the affected periods. As such, stock-based compensation charges would have the effect of decreasing income from operations (or increasing the loss from operations), decreasing net income (or increasing net loss) and decreasing retained earnings figures contained in the Company’s historical financial statements. The Company does not expect that any additional non-cash, stock-based compensation expense recorded will affect the Company’s previously reported cash positions or revenues. The Company is not yet able to determine the final amount of such charges, the resulting tax and accounting impact of these actions, or the impact of the review on management’s assessment of internal control over financial reporting. However, the Company expects that the effects of the charges on previously reported financial statements for certain periods will be material.

As a result, on October 23, 2006, the Audit Committee and management of the Company, after reviewing information provided by the Special Committee, concluded that the Company will need to restate certain annual and interim consolidated financial statements for fiscal 2000 and later. Although the Company has not yet concluded which specific periods may require restatement, the Audit Committee has further concluded that the Company’s previously issued financial statements should no longer be relied upon.

Based on its work to date, the Special Committee does not believe that any current executive or other officers of the Company were involved in any misconduct with respect to option grants.

As announced on August 1, 2006, the Company received a Nasdaq Staff Determination that its securities are subject to delisting from the Nasdaq Global Market because it has not timely filed its annual report on Form 10-K for the year ended April 30, 2006 or its Form 10-Q for its quarter ended July 31, 2006. At a hearing held on September 14, 2006, the Company requested Nasdaq to grant an exception to such filing requirements. On October 11, 2006, Nasdaq notified the Company that the exception had been granted, and that it would continue to list the Company’s shares on the Nasdaq Global Market, provided that the Company (i) provide Nasdaq with an update regarding the results of the review of the operations of its Taiwan sales office (which is now complete), and the review of its stock option practices, on or about October 25, 2006, and (ii) file its Form 10-K for the year ended April 30, 2006, its Form 10-Q for the quarter ended July 31, 2006, and all required restatements on or before January 8, 2007. The Company will provide Nasdaq with the requested update on a timely basis. In the event the Company is unable to comply with the other term of the exception, its securities may be delisted.

The Company plans to become current in its periodic reports required under the Securities Exchange Act of 1934, as amended, following the completion of the independent review.

About Agile Software

Agile Software Corporation (NASDAQ: AGIL) helps companies drive profits, accelerate innovation, improve quality, enable globalization and ensure regulatory compliance throughout the product lifecycle. With a broad suite of enterprise class PLM solutions and time-to-value focused implementations, Agile helps companies get the most from their products. 3COM, Acer, Bayer, Broadcom, CooperVision, Dell Inc., Flextronics International, Foxconn, GE Medical Systems, Harris, Heinz, Johnson & Johnson, Johnson Diversey, Lockheed Martin, McAfee, McDonald’s, Micron, Philips, QUALCOMM, Sharp, Shell, Siemens, Tyco Healthcare and ZF are among the over 11,000 customers in the automotive, aerospace and defense, consumer packaged goods, electronics and high tech, industrial products, and life sciences industries that have licensed Agile solutions.

Safe Harbor Statement

This report contains forward-looking statements that involve risks and uncertainties, including statements regarding the Audit Committee’s preliminary conclusions, resulting from its consultation with the Special Committee, on the Special Committee’s review of the Company’s stock option grant practices and related accounting issues, anticipated charges for prior periods related to the review and other statements regarding our expected performance. Factors that could cause actual results to differ materially include the impact of the final conclusions of the Special Committee or the Audit Committee (and the timing of such conclusions) concerning matters relating to the Company’s stock option grants and related accounting issues; the impact of a restatement of financial statements of the Company or other actions that may be taken or required as a result of such review; the inability of the Company to file reports with the SEC on a timely basis; risks associated with the Company’s inability to meet Nasdaq requirements for continued listing, including possible delisting; and risks of litigation related to these issues, potential claims and proceedings relating to such matters, including shareholder or employee litigation and action by the SEC and/or other regulatory agencies, and negative tax or other implications for the Company resulting from any accounting adjustments or other factors. Further information on potential factors that could affect the Company’s results are included in its Form 10-K for the year ended April 30, 2005 and Form 10-Q for the quarter ended January 31, 2006, which are on file with the Securities and Exchange Commission. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

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